EXHIBIT E

                                   July ____, 1995


To the Purchaser
of the Corporation's
9.5% Senior Subordinated
Convertible Notes


     Reference is made to the Convertible Note Purchase Agreement (the "Agreement"), entered into between Premier Parks Inc. (formerly The Tierco Group, Inc., the "Corporation") and you, dated March 3, 1995. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to them under the Agreement.

     The Corporation hereby offers to you the opportunity to convert, pursuant to Article XII of the Agreement, all of the unpaid principal amount of the Notes held by you into shares of Common Stock of the Corporation at a conversion price per share equal to $1.25 (subject to adjustment as set forth under said
Article XII), provided such conversion occurs on or prior to the date of the consummation (the "Closing") of the merger of the Corporation's wholly-owned subsidiary into Funtime Parks, Inc. pursuant to the Agreement and Plan of Merger dated June 30, 1995. The Corporation will give to you at least five business days' prior written notice of the Closing ("business day" for purposes hereof to mean any day on which banks are not authorized or required to close in the City of New York).

     Notwithstanding the foregoing, upon such conversion, the Corporation will also issue you as a premium for your conversion an additional number of shares of Common Stock. The number of additional shares will depend on the date of the Closing. If the Closing occurs on August 15, 1995, the premium would aggregate 275,312 shares for all Notes (or 3,933 shares for each $100,000 principal amount of Notes) (allocated pro rata among the Notes based on the principal thereof). If the Closing occurs earlier or later, the premium will be proportionately increased or decreased, respectively, on the basis of 1,350 shares per day for all Notes (allocated pro rata among the Notes based on the principal thereof). The foregoing premium shall be subject to appropriate adjustment in the event of any adjustment in such conversion price as set forth under said Article XII.

     In order to exercise the conversion privilege, you must surrender the Note accompanied by a completed notice of conversion, annexed thereto as Exhibit A to the Corporation at the offices of the Corporation at 122 East 42nd Street, 49th Floor, New York, New York 10168, Attn: Kieran E. Burke, as contemplated by Section 12.2 of the Agreement.

                                   PREMIER PARKS INC.



                                   By: s/Kieran E. Burke
                                      ---------------------------
                                        Chairman and
                                        Chief Executive Officer



The undersigned hereby consents to the conversion of all of the unpaid principal amount of the Notes held by the undersigned, subject to the occurrence of Closing pursuant to the Subscription Agreement dated this date executed by the undersigned to the Corporation. This consent shall operate through September 30, 1995, at which time it shall have no further effect.



                                   HANSEATIC CORPORATION



                                   By: s/Paul A. Biddelman
                                      ---------------------------
                                        Paul A. Biddelman